Exhibit 3.42

MC–274815 Certificate Of Incorporation I, MELANIE E. RIVERS–WOODS Assisiant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Noble Services International Limited an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 17th day of January Two Thousand Thirteen Given under my hand and Seal at George Town in the Island of Grand Cayman this 17th day of January Two Thousand Thirteen REGISTRAR OF COMPANIES CAYMAN ISLANDS EXEMPTED Assistant Registrar of Companies, Cayman Islands.